Exhibit 10.34

EXECUTION VERSION

AMENDMENT NO. 1

TO

FIRST LIEN CREDIT AGREEMENT

This AMENDMENT NO. 1 TO FIRST LIEN CREDIT AGREEMENT, dated as of March 3, 2010 (this “Amendment”), is entered into among CANNERY CASINO RESORTS, LLC, a Nevada limited liability company (“CCR” or “Borrower”), WASHINGTON TROTTING ASSOCIATION, INC., a Delaware corporation (“WTA” and, collectively with CCR, the “Borrowers”), each Lender (as defined below) party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and amends the FIRST LIEN CREDIT AGREEMENT, dated as of May 18, 2007 (the “Credit Agreement”), among the Borrowers, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent and CIT LENDING SERVICES CORPORATION, COMMERZBANK AG, LOS ANGELES BRANCH and NEVADA STATE BANK, as Co-Documentation Agents.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.  Banc of America Securities LLC is the sole arranger (in such capacity, the “Arranger”) and book running manager for this Amendment.

WHEREAS, the Borrowers, the Administrative Agent and the undersigned Lenders, constituting the Required Lenders, wish to amend the Credit Agreement to effect the changes described below; and

WHEREAS, Section 10.01 of the Credit Agreement permits the Credit Agreement to be amended from time to time.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.              Amendments to Credit Agreement.  As of the Amendment No. 1 Effective Date (as defined below), the Credit Agreement shall be amended as follows:

(a)           Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Increase Effective Date”, “Increase Option Amount” and “Repricing Transaction”.

(b)           Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions to appear in proper alphabetical order:

“Amendment No. 1 Effective Date” means March 3, 2010.

“Cage Cash” means the amount of cash reasonably determined by the Borrowers as necessary to operate their respective gaming businesses.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Permitted Auction Rate Securities” means Investments by the Borrowers in auction rate securities existing on the Amendment No. 1 Effective Date in an aggregate principal amount of approximately $13,000,000, which amount shall be reduced dollar-for-dollar upon the maturity or monetization of such auction rate securities.

“Permitted Meadows Transaction” means a transaction pursuant to which CCR Pennsylvania Racing, Inc. sells, leases or assigns up to 5.0 acres of the Meadows Property (the “Subject Parcel”) to a third-party, which third-party shall not be an Affiliate of the Borrowers, which may create easements, licenses, covenants and rights-of-way of the type described in clause (p) of the definition of “Permitted Liens” for the development, construction and operation of a hotel on the Subject Parcel, subject to the following conditions:

(a)           the hotel will be situated on the Subject Parcel, which will be substantially contiguous to the north side of the Permanent Meadows Casino location, it being understood that the Borrowers may alter the location of the Subject Parcel in its reasonable discretion in accordance with the other provisions of the Credit Agreement;

(b)           such sale, lease or assignment, as the case may be, of the Subject Parcel shall be for consideration determined by the Borrowers in their sole discretion and may be at no cost or a below-market price; provided that such transaction is reasonably calculated to result in a hotel development that will not materially (i) impair the value or marketability of the remainder of the Meadows Property encumbered by the Meadows Property Mortgage, (ii) interfere with the ordinary conduct of the business of the Permanent Meadows Casino or (iii) impair the enforceability of the Administrative Agent’s mortgage lien on the remainder of the Meadows Property encumbered by the Meadows Property Mortgage;

(c)           the applicable Loan Party shall deliver the following items in connection with the sale, lease or assignment of the Subject Parcel, each in form and substance reasonably satisfactory to the Administrative Agent: (i) copies of the applicable deed, lease or assignment, as the case may be, together with copies of any other agreements or documents executed in connection with the consummation of such transaction as shall be reasonably requested by the Administrative Agent, (ii) such subordination, non-disturbance and attornment agreements, estoppel certificates, consents, approvals, amendments, memoranda of lease or other instruments as shall be reasonably requested by the Administrative Agent, (iii) such documentation as the Borrowers may have and receive from time to time regarding the status of construction of the hotel, and (iv) any other agreements or documents reasonably requested by the Administrative Agent to ensure the continuing priority of the Administrative Agent’s first-priority lien on and security interest in the applicable Loan Party’s right, title and interest in the Real Property encumbered by the Meadows Property Mortgage (including, without limitation, to the extent the Administrative Agent reasonably deems necessary, amendments to the Meadows Property Mortgage to encumber the applicable Loan Party’s right, title and interest in, to and under any easement, license, covenant and right-of-way granted or entered into in connection with the development, construction and operation of a hotel on the Subject Parcel) and to confirm the perfection, validity, effectiveness and priority thereof;

(d)           the applicable Loan Party shall deliver the following items with respect to the Meadows Property, each in form and substance reasonably satisfactory to the Administrative Agent: (i) an endorsement to the Mortgage Policy for the Meadows Property relating to the enforceability of the Administrative Agent’s first-priority mortgage lien on the remainder of the Meadows Property encumbered by the Meadows Property Mortgage, together with such affidavits, certificates and instruments of indemnification as shall be reasonably requested by the Administrative Agent, and (ii) an updated ALTA survey of the remainder of the Meadows Property and the Subject Parcel;

(e)           both before and after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing; and

(f)            100% of the Net Cash Proceeds from any such transactions shall be used to repay the Term Loan in accordance with the provisions of Section 2.07(b)(I).

“Series C Preferred Units” means the Series C Non-Participating Units of CCR.

(c)           Section 1.01 of the Credit Agreement is hereby amended by restating the definition of “Aggregate Revolving Commitments” and in its entirety as follows:

“Aggregate Revolving Commitments” shall mean the Revolving Commitments of all Revolving Lenders.  As of the Amendment No. 1 Effective Date, the Aggregate Revolving Commitments are $70,000,000.

(d)           Section 1.01 of the Credit Agreement is hereby amended by restating the definition of “Applicable Rate” in its entirety as follows:

“Applicable Rate” shall mean (a) with respect to the Term Loans (i) 4.25% per annum, in the case of Eurodollar Rate Loans, and (ii) 3.25% per annum, in the case of Base Rate Loans and (b) with respect to the Revolving Loans, (i) 4.25% per annum, in the case of Eurodollar Rate Loans, and (ii) 3.25% in the case of Base Rate Loans.

(e)           Section 1.01 of the Credit Agreement is hereby amended by restating the definition of “Cash Collateralize” in its entirety as follows:

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or Swing Line Lender (as applicable), as collateral for L/C Obligations, Obligations in respect of Swing Line Loans (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

(f)            Section 1.01 of the Credit Agreement is hereby amended by restating the definition of “Defaulting Lender” in its entirety as follows:

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent, that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company (unless such Lender demonstrates to the reasonable satisfaction of the Administrative Agent and the Borrowers that its access to funds shall continue notwithstanding any of the following actions by its parent) that has, after the Amendment No. 1 Effective Date (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; and provided further that a Lender described in this clause (d) shall not continue to be a Defaulting Lender upon its providing reasonable assurances satisfactory to the Administrative Agent and the Borrowers that it will comply with its funding obligations hereunder, including without limitation any confirmation that such persons may require from a bankruptcy court or trustee.

(g)           Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Permitted Holders” by adding the words “Crown Limited, Crown CCR Group Investments One, LLC, Crown CCR Group Investments Two, LLC” after the word “OCM” in such definition.

(h)           Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Permitted Liens” by (i) deleting the word “and” at the end of clause (n) of such definition, (ii) replacing the “.” at the end of clause (o) of such definition with “; and” and (iii) inserting the following text as new clause (p):

“(p)         commercially reasonable reciprocal easements, licenses, covenants, rights-of-way, restrictions and other similar encumbrances created or modified in connection with the Permitted Meadows Transaction that shall not materially interfere with the ordinary conduct of the business of the Permanent Meadows Casino.”

(i)            Section 2.03(a)(iii)(F) of the Credit Agreement is hereby restated entirety as follows:

(F)           any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, which may include the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure from such Defaulting Lender.

(j)            Section 2.03(g) of the Credit Agreement is hereby deleted in its entirety and replaced with “[Reserved].”

(k)           Section 2.03(i) of the Credit Agreement is hereby amended by inserting the following text immediately before the period at the end of the first sentence of such section:

“provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account”

(l)            Section 2.05(e) of the Credit Agreement is hereby restated in its entirety as follows:

“(e)         Upon any voluntary prepayment of the Term Loans (in whole or in part, including pursuant to a refinancing thereof) at any time prior to the 18-month anniversary of the Amendment No. 1 Effective Date with the proceeds received from issuance of any Indebtedness, Borrowers shall pay a premium equal to 1.00% of the principal amount of any portion of such Term Loans voluntarily prepaid.”

(m)          Section 2.07(a) of the Credit Agreement is hereby amended by deleting the text “, plus, (iii) following each Increase Effective Date, if any, the aggregate principal amount of Increased Term Loans advanced on such Increase Effective Date” from the first sentence of such section.

(n)           Section 2.07(b)(B) of the Credit Agreement is hereby amended by replacing “25%” and “0%” in such section with “75%” and “50%”, respectively.

(o)           Section 2.07(b)(C) of the Credit Agreement is hereby amended by replacing the table in such section with the following:

Consolidated Total Leverage Ratio	Percentage of Excess Cash Flow

Greater than or equal to 5.0x	100%

Less than 5.0x	50%

(p)           Section 2.07(b)(D) of the Credit Agreement is hereby restated in its entirety as follows:

(D)          Within five Business Days after receipt thereof, the Borrowers shall make a mandatory prepayment of the Loans by an amount equal to 100% of the Net Cash Proceeds received from issuance of (i) any Indebtedness (other than Indebtedness permitted under Section 7.03) or (ii) Subordinated Debt or Unsecured Indebtedness incurred pursuant to Section 7.03(g); provided that such amount shall equal 50% of such Net Cash Proceeds so long as the Consolidated Total Leverage Ratio (determined by reference to the most recent Compliance Certificate delivered in accordance with Section 6.02(b)) is less than 4.5x;

(q)           Section 2.07(b) of the Credit Agreement is hereby amended by adding new paragraph (H) as follows:

“(H)        Within five Business Days after receipt thereof, the Borrowers shall make a mandatory prepayment of the Loans by an amount equal to 100% of the Net Cash Proceeds received from the issuance of Permitted Cure Securities pursuant to Section 8.04, which amount shall not be less than the Cure Amount.”

(r)            Section 2.07(b) of the Credit Agreement is hereby amended by adding new paragraph (I) as follows:

“(I)          Within five Business Days after receipt thereof, the Borrowers or the applicable Loan Party shall make a mandatory prepayment of the Term Loans by an amount equal to 100% of the Net Cash Proceeds received from a Permitted Meadows Transaction.”

(s)           Section 2.07 of the Credit Agreement is hereby amended by adding new clause (f) as follows:

“(f)          The Borrowers shall repay the Revolving Loans and/or Cash Collateralize L/C Obligations in accordance with Section 7.16.”

(t)            Section 2.09(a) of the Credit Agreement is hereby amended by (i) replacing the text “the Applicable Rate” in the first sentence of such section with the text “0.50% per annum” and (ii) deleting the last sentence of such section in its entirety.

(u)           Section 2.13 of the Credit Agreement is hereby amended by restating clause (ii) of such section in its entirety as follows:

“(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).”

(v)           Section 2.14 of the Credit Agreement is hereby restated in its entirety as follows:

“2.14      Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at a depository institution selected by the Administrative Agent.  The Borrowers, and to the extent Cash Collateral is provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided (other than the liens of the depository institution), or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(v))) or (ii) when the Administrative Agent shall determine in good faith that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.”

(w)          Article II of the Credit Agreement is hereby amended by adding a new Section 2.16 as follows:

“2.16      Defaulting Lenders.  (a)  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:(i)   Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Borrowers, with the consent of the Administrative Agent, not to be unreasonably withheld, to be held in escrow in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement (but only to the extent such Defaulting Lender is so obligated); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or placed in escrow) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b)           Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           Section 2.16 shall not limit any claim of any party hereto arising from the Lender’s status as a Defaulting Lender.

(x)            Section 7.02(i) of the Credit Agreement is hereby restated in its entirety as follows:

“(i)          Investments in Unrestricted Subsidiaries in an aggregate amount of up to $45,000,000 if (A) pro forma for such Investment, the sum of availability under the Revolving Loans and unrestricted balance sheet cash (excluding Cage Cash) (the “Liquidity Amount”) is at least $35,000,000 and (B) CCR’s Consolidated Total Leverage Ratio (determined by reference to the most recent Compliance Certificate delivered in accordance with Section 6.02(b)) is less than 4.5x.”

(y)           Section 7.05 of the Credit Agreement is hereby amended by (i) deleting the word “and” immediately after the “;” at the end of clause (i) of such section, (ii) inserting the word “and” immediately after the “;” at the end of clause (j) of such section and (iii) adding the following as new clause (k):

“(k)          the Permitted Meadows Transaction;”

(z)            Section 7.06(f) of the Credit Agreement is hereby amended by inserting the text “so long as the Consolidated Total Leverage Ratio is less than or equal to 4.5x,” immediately before the text “Restricted Payments”.

(aa)         Section 7.06(g) of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“(g)         so long as (x) no Default or Event of Default shall have occurred and be continuing at the time thereof or that would result therefrom and (y) the Consolidated Total Leverage Ratio is less than 4.5x on a pro forma basis after giving effect to the application of the proceeds as set forth below, CCR may declare and make dividend payments to any direct owner of CCR’s Equity Interest in an aggregate amount not to exceed 50% of the Net Cash Proceeds received by CCR from the concurrent sale of its Equity Interest to non-affiliated third-parties; provided that an equivalent percentage of such Net Cash Proceeds shall have been first used by the Borrowers to mandatorily prepay the Loans.”

(bb)         Section 7.06 of the Credit Agreement is hereby amended by (i) deleting the word “and” immediately after the “;” at the end of clause (f) of such section, (ii) replacing the

“.” at the end of clause (g) of such section with “;” and (iii) adding the following as new clauses (h), (i) and (j):

“(h)         CCR may declare and make dividend payments to any direct owners of CCR’s Equity Interests from the Net Cash Proceeds received by CCR from the substantially concurrent sale of its Equity Interests to non-affiliated third-parties from the Effective Date to the Amendment No. 1 Effective Date;

(i)            CCR may make a one time payment to Magna Entertainment Corporation (“Magna”) in an amount not to exceed $5,000,000 in exchange for complete resolution of Magna’s claims under the Holdback Agreement and a full release of all claims by Magna to additional and/or future payment under the Holdback Agreement; and

(j)            CCR may declare and make dividend payments or other distributions on account of the Series C Preferred Units payable in additional Series C Preferred Units.”

(cc)         Section 7.06 of the Credit Agreement is hereby amended by deleting last paragraph of such section in its entirety.

(dd)         Section 7.11(b) of the Credit Agreement is hereby amended by replacing the last nine rows in the table set forth in such section with the following:

Date	Ratio
December 31, 2009	6.00 to 1.00
March 31, 2010	7.75 to 1.00
June 30, 2010	8.30 to 1.00
September 30, 2010	8.30 to 1.00
December 31, 2010	8.30 to 1.00
March 31, 2011	7.90 to 1.00
June 30, 2011	7.50 to 1.00
September 30, 2011	7.00 to 1.00
December 31, 2011	6.50 to 1.00
March 31, 2012	6.50 to 1.00
June 30, 2012	6.25 to 1.00
September 30, 2012	6.00 to 1.00
December 31, 2012 and thereafter	5.75 to 1.00

(ee)         Section 7.11 of the Credit Agreement is hereby amended by adding a new paragraph (c) as follows:

“(c)         Minimum EBITDA.  Permit the Consolidated EBITDA for the twelve-month period ending as of the ending date of any fiscal quarter set forth below to be less than the amount set forth below opposite the ending date of such twelve-month period:

Twelve-Month Period Ending	Consolidated EBITDA
December 31, 2009	$80.0
March 31, 2010	$62.0
June 30, 2010	$60.0
September 30, 2010	$58.0
December 31, 2010	$58.0
March 31, 2011	$60.0
June 30, 2011	$63.0
September 30, 2011	$66.0
December 31, 2011 and thereafter	$70.0

(ff)           Section 7.12 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“7.12      Capital Expenditures.  Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset except for (a) Maintenance Capital Expenditures in any fiscal year in an amount not to exceed 5% of the Borrowers’ consolidated net revenue for the most recent fiscal year for which a Compliance Certificate has been delivered pursuant to Section 6.02(b), (b) Capital Expenditures of up to $20,000,000 in connection with the acquisition of table gaming licenses in Pennsylvania, (c) Capital Expenditures of up to $5,000,000 for the purchase of table games and related equipment for the Permanent Meadows Casino and (d) other Expansion Capital Expenditures in an aggregate amount not to exceed $15,000,000 from the Amendment No. 1 Effective Date through the Maturity Date.”

(gg)         Article VII of the Credit Agreement is hereby amended by adding a new Section 7.16 as follows:

“7.16      Cash Management.  Hold cash (excluding Cage Cash) or Investments of the type described in Section 7.02(a) (other than Permitted Auction Rate Securities) in an amount in excess of $15,000,000 for any period of five (5) consecutive Business Days (or such longer period as the Administrative Agent may agree) during any time that Revolving Loans or Swing Line Loans are outstanding.  Any amount of cash and/or such Investments in excess of $15,000,000 held by the Borrowers or any Restricted Subsidiary for greater than five (5) consecutive Business Days (or such longer period as the Administrative Agent may agree) shall be applied to repay Revolving Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.07(f).”

(hh)         Section 8.03 of the Credit Agreement is hereby amended by (i) inserting the text “, subject to the provisions of Sections 2.14 and 2.16,” immediately after the word “shall” and immediately before the word “be” in the first sentence of such Section and (ii) inserting the text “to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.14” immediately before the semicolon at the end of clause Fifth of such Section.

(ii)           Section 8.04 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

8.04        Equity Cure.  Notwithstanding anything to the contrary contained in Section 8.01 or any other provision of this Agreement, in the event that CCR fails to comply (or believes it may fail to comply) with any financial covenant contained in Section 7.11, CCR shall have the right on one or more occasions from the Amendment No. 1 Effective Date until the Term Loan Maturity Date, including during the applicable Measurement Period through and including the 10th Business Day after the delivery of a Notice of Issuance of Permitted Cure Securities, to issue Permitted Cure Securities for cash in an aggregate principal amount not to exceed $35,000,000 (collectively, the “Cure Right”), the net cash proceeds of which shall be applied in accordance with Section 2.07(b)(H), and upon the later of (a) the application by CCR of such net cash proceeds and (b) the end of the relevant Measurement Period, such financial covenant shall be calculated or recalculated, as the case may be, giving effect to the following:

(i)          Consolidated EBITDA shall be increased, as provided in the definition thereof, solely for the purpose of measuring compliance with the financial covenants in Section 7.11 and will not be applied for any other purpose under this Agreement, including but not limited to other provisions hereof that are based upon the Consolidated Total Leverage Ratio in effect from time to time, by an amount not to exceed the amount necessary to cure the non-compliance or potential non-compliance (the “Cure Amount”), as applicable;

(ii)         if, after giving effect to the foregoing increase in Consolidated EBITDA, CCR shall be in compliance with the requirements of such financial covenant, CCR shall be deemed to have satisfied the requirements of such financial covenant as of the end of the relevant Measurement Period and there shall be (or shall be deemed to be) no applicable breach or default of such financial covenant for all purposes of this Agreement and the other Loan Documents;

(iii)        Indebtedness shall not be deemed to have been repaid for purposes of calculating the financial covenants for the applicable Measurement Period with respect to which such Cure Right was exercised; and

(iv)        to the extent a fiscal quarter ended for which such financial covenant is calculated giving effect to a Cure Amount is included in the calculation of a financial covenant in a subsequent fiscal period, the Cure Amount shall continue to be included in the amount of Consolidated EBITDA for such fiscal quarter;

provided that CCR may not exercise such Cure Right in respect of more than six fiscal quarters from and after the Amendment No. 1 Effective Date.  If CCR shall have delivered a Notice of Issuance of Permitted Cure Securities in accordance with Section 6.01(f), then (subject to the preceding sentence) the Lenders shall not have the right to declare a Default or Event of Default or otherwise declare the Loans due and payable and terminate the Commitments pursuant to Section 8.01 solely as a result of a Default under Section 7.11 until 10 Business Days following the date of delivery of such Notice of Issuance of Permitted Cure Securities, and then only if CCR has not applied the net cash proceeds of the Cure Amount by such date.

(jj)           Section 10.06(b) of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (iii) of such section; replacing the “.” at the end of clause (iv) of such section with “; and”; and inserting the following text as a new clause (v):

(v)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(kk)         Section 10.06(c) of the Credit Agreement is hereby amended by inserting the following new sentence immediately between the second and third sentences of such section:

“In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.”

(ll)           Section 10.06(d) of the Credit Agreement is hereby amended by inserting the text “, a Defaulting Lender” immediately after the word “person” and immediately before the word “or” in the first sentence of such section.

(mm)       Section 10.08 of the Credit Agreement is hereby amended by inserting the following text immediately before the period at the end of the first sentence of such section:

“provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff”

Section 2.              Amendments to Schedules and Exhibits.

(a)           Schedule 2.01 to the Credit Agreement is hereby amended by replacing the columns entitled “Revolving Credit Commitment” and “Revolving Credit Applicable Percentage” with the respective columns on Schedule 2.01 hereto.

Section 3.              Representations and Warranties.  On and as of the Amendment No. 1 Effective Date, after giving effect to this Amendment, each Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:

(a)           this Amendment has been duly authorized, executed and delivered by each Borrower and constitutes the legal, valid and binding obligations of each Borrower enforceable against each Borrower in accordance with its terms and the Credit Agreement as amended by this Amendment and constitutes the legal, valid and binding obligation of each Borrower enforceable against each Borrower in accordance with its terms;

(b)           each of the representations and warranties contained in Article V (Representations and Warranties) of the Credit Agreement and each other Loan Document is true and correct in all material respects on and as of the Amendment No. 1 Effective Date, as if made on and as of such date and except to the extent that such representations and warranties specifically relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date; provided, however, that references therein to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended hereby and after giving effect to the consents and waivers set forth herein;

(c)           no Default or Event of Default has occurred and is continuing; and

(d)           After giving effect to this Amendment, neither the modification of the Credit Agreement effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment:

(i)            impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

(ii)           requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens other than the actions required by Section 7 of this Amendment.

Section 4.              Affirmation of Obligations.  The undersigned hereby (i) expressly acknowledges the terms of this Amendment, (ii) ratifies and confirms its obligations under the Loan Documents (including guarantees and security agreements) executed by the undersigned and (iii) acknowledges, renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect.

Section 5.              Conditions to Effectiveness.  This Amendment shall become effective as of the date when each of the following conditions is satisfied (the “Amendment No. 1 Effective Date”):

(a)           the Administrative Agent (or its counsel) shall have received from the Required Lenders, the L/C Issuer, the Swing Line Lender, the Borrowers and each of the other parties hereto, a counterparts of this Amendment signed on behalf of such party;

(b)           the Administrative Agent shall have received payment of a consent fee on behalf of each Lender consenting to this Amendment in an amount equal to 0.50% of the aggregate amount of Term Loans and/or Revolving Commitments held by such Lender after giving effect to this Amendment;

(c)           the Administrative Agent shall have received reimbursement or payment of all fees and expenses (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP) incurred in connection with this Amendment;

(d)           all corporate or other proceedings taken or to be taken in connection with this Amendment and all documents incidental thereto, whether or not referred to herein, shall be reasonably satisfactory in form and substance to the Administrative Agent and the Administrative Agent shall have received certified true and complete copies of the charter and by-laws and all amendments thereto (or equivalent documents) of each Borrower and of all corporate or other authority for each Borrower (including board of directors (or the functional equivalent thereof) resolutions with respect to the execution, delivery and performance of this Amendment and each other document to be delivered by each Borrower from time to time in connection herewith and the extensions of credit hereunder), certified as of the Amendment No. 1 Effective Date as complete and correct copies thereof by the Secretary or Assistant Secretary of each Borrower;

(e)           the representations and warranties in Section 3 of this Amendment shall be true and correct and the Administrative Agent shall have received an Officer’s Certificate of the Borrowers, dated the Amendment No. 1 Effective Date, certifying to the effect set forth in Sections 3(b) and 3(c) of this Amendment;

(f)            the Borrowers and the Administrative Agent shall be satisfied that all approvals required for this Amendment from any applicable Gaming Board shall have been received;

(g)           the Borrowers shall have (i) received a cash equity contribution of not less than $75,000,000 (the “Equity Contribution”) on terms acceptable to the Arranger and the Administrative Agent and applied the proceeds of such Equity Contribution to repay $65,000,000 aggregate principal amount of the Term Loans and $10,000,000 aggregate principal amount of Revolving Loans and (ii) applied the remaining balance (approximately $16,000,000) in the Construction Reserve Account to repay the Term Loans;

(h)           the Borrowers shall have delivered to the Administrative Agent copies of all documentation as the Administrative Agent may reasonably require evidencing or relating to the Equity Contribution;

(i)            the Borrowers shall have obtained an amendment to the credit agreement governing the FF&E Financing, which amendment shall be in full force and effect on the Amendment No. 1 Effective Date on terms reasonably satisfactory to the Administrative Agent and the Administrative Agent shall have received written documentation thereof;

(j)            a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York”

lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent; and

(k)           the Administrative Agent shall have received the legal opinion of (i) Munger, Tolles and Olson LLP and (ii) certain local counsel to the Borrowers, each dated the Amendment No. 1 Effective Date, addressed to the Administrative Agent and each Lender and with respect to such matters as the Administrative Agent shall reasonably request.

Upon satisfaction of the conditions precedent set forth above, the Administrative Agent shall promptly notify the Borrowers and the Lenders of its determination that this Amendment has become effective, which determination shall, absent manifest error, be conclusive and binding on the Borrowers and the Lenders for all purposes.

Section 6.              Real Estate Matters.  With respect to each Mortgaged Property, Borrowers shall cause to be delivered, or shall cause the applicable Loan Party to cause to be delivered, to the Administrative Agent, on behalf of the Secured Parties, the following:

(a)           with respect to each Mortgage, an amendment (the “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that Borrowers or the applicable Loan Party shall not be required to deliver a Mortgage Amendment for any Mortgaged Property for which Borrower provides a local counsel opinion opining that such Mortgaged Amendment is not necessary in connection with this Amendment;

(b)           with respect to the Mortgage Amendment, an endorsement to the existing title insurance policy assuring the Administrative Agent that the Mortgage, as amended by the Mortgage Amendment, is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Administrative Agent (as appropriate) for the benefit of the Secured Parties free and clear of all Liens except those Liens created or permitted by the Mortgage or by the Administrative Agent, and such endorsement to title insurance policy shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent;

(c)           to the extent available on commercially reasonable terms, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrowers and the applicable Loan Party relating thereto), unless the Administrative Agent, in its reasonable judgment, waives such requirement; and

(d)           to the extent reasonably requested by the Administrative Agent, with respect to each Mortgage Amendment, opinions of local counsel to the Loan Parties, which opinions (x) shall be addressed to Administrative Agent and each of the Lenders, (y) shall cover the enforceability of the respective Mortgage as amended by the Mortgage Amendment, and (z) shall be in form and substance reasonably satisfactory to the Administrative Agent.

The Borrowers shall deliver or cause to be delivered each of the documents and instruments required pursuant to this Section 6 within ninety (90) days after the Amendment No. 1 Effective Date, unless extended by the Administrative Agent in its sole discretion.

Section 7.              Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.              Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.              Headings.  Section headings herein and in the Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Amendment or any Loan Document.

Section 10.            Effect of Amendment.  On and after the Amendment No. 1 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment.  The Credit Agreement and each of the other Loan Documents, as supplemented by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  By executing and delivering a copy hereof, each applicable Loan Party hereby agrees and confirms that all Loans and Obligations shall be guaranteed and secured pursuant to the Loan Documents as provided therein.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CANNERY CASINO RESORTS, LLC,
a Nevada limited liability company,
as Borrower

By:	/s/ William C. Wortman
	Name:	William C. Wortman
	Title:	Manager

WASHINGTON TROTTING ASSOCIATION, INC.,
a Delaware corporation,
as Borrower

By:	/s/ William C. Wortman
	Name:	William C. Wortman
	Title:	Chief Executive Officer

[Amendment No. 1 to First Lien Credit Agreement]

BANC OF AMERICA SECURITIES LLC,
as Sole Arranger and Bookrunning Manager

By:	/s/ Richard Arendale
	Name:	Richard Arendale
	Title:	Managing Director

[Amendment No. 1 to First Lien Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender, L/C Issuer and Lender

By:	/s/ Justin Lien
	Name:	Justin Lien
	Title:	Senior Vice President

[Amendment No. 1 to First Lien Credit Agreement]